THE GABELLI EQUITY TRUST INC.

ARTICLES OF AMENDMENT TO THE

ARTICLES SUPPLEMENTARY

CREATING AND FIXING THE RIGHTS OF

SERIES E AUCTION RATE CUMULATIVE PREFERRED STOCK

The Gabelli Equity Trust Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: Article I of the Articles Supplementary of the Corporation relating to the Series E Auction Rate Cumulative Preferred Stock, accepted for record by the SDAT on October 6, 2003, as amended by the Articles of Amendment to the Articles Supplementary Creating and Fixing the Rights of Series C Auction Rate Cumulative Preferred Stock, accepted for record by the SDAT on May 29, 2009, as further amended by the Articles of Amendment to the Articles Supplementary Creating and Fixing the Rights of Series C Auction Rate Cumulative Preferred Stock, accepted for record by the SDAT on December 4, 2012 (as so amended, the “Articles Supplementary”), Section 9(a)(ii), is hereby deleted in its entirety from the Articles Supplementary, and replaced by the following:

(ii) Basic Maintenance Amount as follows:

(A) For so long as Series E Preferred Stock is rated by a Rating Agency at the Corporation’s request, the Corporation shall maintain, on each Valuation Date, Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, as of such Valuation Date. Upon any failure to maintain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Corporation shall use all commercially reasonable efforts to re-attain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B) On or before 5:00 P.M., New York City time, on the third Business Day after a Valuation Date on which the Corporation fails to satisfy the Basic Maintenance Amount, and on the third Business Day after the Basic Maintenance Amount Cure Date with respect to such Valuation Date, the Corporation shall complete and deliver to each Rating Agency (if requested by such Rating Agency) a Basic Maintenance Report as of the date of such failure or such Basic Maintenance Amount Cure Date, as the case may be, which will be deemed to have been delivered to such Rating Agency if such Rating Agency receives a copy or facsimile or other electronic transcription or transmission thereof (via facsimile or electronic mail solely in the case of a Rating Agency if such Rating Agency is then rating the Series E Preferred Stock at the Corporation’s request) and on the same day the Corporation mails or sends to such Rating Agency for delivery on the next Business Day the full Basic Maintenance Report. The Corporation shall also deliver a Basic Maintenance Report to (1) each Rating Agency (if requested by such Rating Agency) as of each Valuation Date, in each case on or before the fifth Business Day after such day, (2) upon reasonable request by a Rating Agency and (3) any day the Common Stock and Series E Preferred Stock are redeemed. So long as a Rating Agency requires delivery of a Basic Maintenance Report, a failure by the Corporation to deliver a Basic Maintenance Report pursuant to the preceding sentence shall be deemed to be delivery of a Basic Maintenance Report indicating the Discounted Value for all assets of the Corporation is less than the Basic Maintenance Amount, as of the relevant Valuation Date.

(C) The Corporation will provide a Rating Agency (if requested by such Rating Agency) annually a copy of its pricing procedures used in determining the Market Value of the Corporation’s assets.

(D) On or before 5:00 p.m., New York City time, on the fifth Business Day after the Date of Original Issue of Series E Preferred Stock, the Corporation shall complete and deliver to each Rating Agency (if requested by such Rating Agency) a Basic Maintenance Report as of the close of business on such Date of Original Issue.

(E) On or before 5:00 p.m., New York City time, on the third Business Day after either (1) the Corporation shall have redeemed Series E Preferred Stock or (2) the ratio of the Discounted Value of Eligible Assets in respect of any Rating Agency to the Basic Maintenance Amount is less than or equal to 110%, the Corporation shall complete and deliver in electronic format to each Rating Agency (if requested by such Rating Agency) a Basic Maintenance Report as of the date of either such event.

SECOND: Article I of the Articles Supplementary, Section 11(b), is hereby deleted in its entirety from the Articles Supplementary, and replaced by the following:

(b) [RESERVED]

THIRD: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Basic Maintenance Amount” in its entirety, and inserting in lieu thereof the following:

“Basic Maintenance Amount” means:

For Fitch, the meaning set forth in the Fitch Guidelines.

For Moody’s, as of any Valuation Date, the dollar amount equal to (a) the sum of (i) the product of the number of shares of each class or series of Preferred Stock Outstanding on such Valuation Date multiplied, in the case of each such series or class, by the per share Liquidation Preference applicable to each such series or class; (ii) to the extent not included in (i) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each Outstanding share of Preferred Stock from the most recent applicable dividend payment date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to a class or series of the Preferred Stock, then from the Date of Original Issue of such shares) through the Valuation Date plus all dividends to accumulate on the Preferred Stock then Outstanding during the 70 days following such Valuation Date or, if less, during the number of days following such Valuation Date that shares of Preferred Stock called for redemption are scheduled to remain Outstanding at the applicable rate or default rate then in effect with respect to such shares; (iii) the Corporation’s other liabilities due and payable as of such Valuation Date

(except that dividends and other distributions payable by the Corporation on Common Stock shall not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); and (iv) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in any of (a)(i) through (a)(iii) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (b)(i) the Adjusted Value of any of the Corporation’s assets or (ii) the face value of any of the Corporation’s assets if, in the case of both (b)(i) and (b)(ii), such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of shares of Preferred Stock or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by Moody’s of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-1+ or A-1+, and are irrevocably held by the Corporation’s custodian bank in a segregated account or deposited by the Corporation with the dividend-disbursing agent or Paying Agent, as the case may be, for the payment of the amounts needed to redeem or repurchase Preferred Stock subject to redemption or repurchase or any of (a)(ii) through (a)(iv); and provided that in the event the Corporation has repurchased Preferred Stock and irrevocably segregated or deposited assets as described above with its custodian bank, the dividend-disbursing agent or Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Preferred Stock to be repurchased from (a) above. Basic Maintenance Amount shall, for the purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

For any Other Rating Agency, the meaning set forth in the guidelines of the Other Rating Agency.

FOURTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Basic Maintenance Report” or “Report” in its entirety, and inserting in lieu thereof the following:

“Basic Maintenance Report” or “Report” means, with respect to the Series E Preferred Stock, a report prepared by the Administrator (if requested by any Rating Agency) which sets forth, as of the related monthly Valuation Date, (i) Moody’s Eligible Assets and Fitch Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, (ii) the Market Value and Discounted Value thereof (seriatim and in the aggregate), (iii) the Basic Maintenance Amount, and (iv) the net asset value of the Corporation. Such report will also include (A) the month-end closing price for the Common Stock of the Corporation, (B) the monthly total-return per Common Stock, which will be determined based upon month-end closing share prices, assuming reinvestment of all dividends paid during such month, and (C) the total leverage position of the Corporation. For the purposes of these Articles Supplementary, “Basic Maintenance Report” or “Report” shall have a correlative meaning with respect to any other class or series of Preferred Stock.

FIFTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Basic Maintenance Test” in its entirety, and inserting in lieu thereof the following:

“Basic Maintenance Test” means, with respect to the Series E Preferred Stock, a test which is met if the lower of the aggregate Discounted Values of the Moody’s Eligible Assets or the Fitch Eligible Assets if both Moody’s and Fitch are then rating the Series E Preferred Stock at the request of the Corporation, or the Eligible Assets of whichever of Moody’s or Fitch (or any Other Rating Agency) is then doing so if only one of Moody’s or Fitch (or any Other Rating Agency) is then rating the Series E Preferred Stock at the request of the Corporation, meets or exceeds the Basic Maintenance Amount.

SIXTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Discount Factor” in its entirety, and inserting in lieu thereof the following:

“Discount Factor” means (a) so long as each of Moody’s and Fitch is rating the Series E Preferred Stock at the Corporation’s request, the Moody’s Discount Factor or Fitch Discount Factor, as applicable, or (b) any applicable discount factor established by any Other Rating Agency (if any Other Rating Agency is then rating the Series E Preferred Stock at the request of the Corporation), whichever is applicable.

SEVENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Eligible Assets” in its entirety, and inserting in lieu thereof the following:

“Eligible Assets” means Moody’s Eligible Assets (if Moody’s is then rating the Series E Preferred Stock at the request of the Corporation), Fitch Eligible Assets (if Fitch is then rating the Series E Preferred Stock at the request of the Corporation), and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the Series E Preferred Stock at the request of the Corporation), whichever is applicable.

EIGHTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Fitch” in its entirety, and inserting in lieu thereof the following:

“Fitch” means Fitch Ratings and its successors at law.

NINTH: Article I of the Articles Supplementary, Section 13, is hereby amended by inserting the definition of “Fitch Discount Factor”:

“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines as eligible for inclusion in calculating the Discounted Value of the Corporation’s assets in connection with Fitch’s ratings of Preferred Stock.

TENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by inserting the definition of “Fitch Eligible Assets”:

“Fitch Eligible Assets” means the assets of the Corporation set forth in the Fitch Guidelines as eligible for inclusion in calculating the Discounted Value of the Corporation’s assets in connection with Fitch’s ratings of Series E Preferred Stock.

ELEVENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by inserting the definition of “Fitch Guidelines”:

“Fitch Guidelines” means the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings of Series E Preferred Stock at the rating then assigned.

TWELTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Maximum Rate” in its entirety, and inserting in lieu thereof the following:

“Maximum Rate” means, on any date on which the Applicable Rate is determined, the applicable percentage of (i) in the case of a dividend period of 184 days or less, the “AA” Financial Composite Commercial Paper Rate on the date of such Auction determined as set forth below based on the lower of the credit ratings assigned to the Series E Preferred Stock by Moody’s and Fitch subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers; provided that immediately following any such increase the Corporation would be in compliance with the Basic Maintenance Amount or (ii) in the case of a dividend period of longer than 184 days, the Treasury Index Rate.

Moody’s Credit Rating	Fitch Credit Rating	Applicable Percentage
Aa3 or higher	AA- or higher	150%
A3 or A1	A- to A+	175%
Baa3 to Baa1	BBB- to BBB+	250%
Below Baa3	Below BBB-	275%

THIRTEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Other Rating Agency” in its entirety, and inserting in lieu thereof the following:

“Other Rating Agency” means any rating agency other than Moody’s or Fitch then providing a rating for the Series E Preferred Stock at the request of the Corporation.

FOURTEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “Rating Agency” in its entirety, and inserting in lieu thereof the following:

“Rating Agency” means Moody’s and Fitch as long as such rating agency is then rating the Series E Preferred Stock at the Corporation’s request or any other rating agency then rating the Series E Preferred Stock at the Corporation’s request.

FIFTEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “S&P Discount Factor” in its entirety.

SIXTEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “S&P Eligible Assets” in its entirety.

SEVENTEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “S&P Exposure Period” in its entirety.

EIGHTEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting all definitions of “S&P Hedging Transactions” in their entirety.

NINETEENTH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “S&P Industry Classifications” in its entirety.

TWENTIETH: Article I of the Articles Supplementary, Section 13, is hereby amended by deleting the definition of “S&P Loan Category” in its entirety.

TWENTY-FIRST: The amendments set forth in these Articles of Amendment were duly approved by the Board of Directors of the Corporation in accordance with the charter of the Corporation and the Maryland General Corporation Law. No stock entitled to vote on the matter was outstanding or subscribed for at the time of the approval of the amendments set forth in these Articles of Amendment.

TWENTY-SECOND: The amendments contemplated by these Articles of Amendment do not change the authorized stock of the Corporation or the aggregate par value thereof.

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The undersigned President of The Gabelli Equity Trust Inc., who executed these Articles of Amendment on behalf of the Corporation, hereby acknowledges, in the name and on behalf of the Corporation, that these Articles of Amendment are the corporate act of the Corporation and states further, under the penalties for perjury, that, to the best of his knowledge, information and belief, the matters and facts set forth herein required to be verified under oath are true in all material respects.

IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary as of this 23 day of January, 2014.

THE GABELLI EQUITY TRUST INC.

By:
Name: Bruce N. Alpert
Title: President

ATTEST:

Name: Andrea Mango
Title: Secretary